EXHIBIT 99.1

Loop Industries Reports Fourth Quarter and Fiscal 2018 Consolidated Results

Company used $2.2 million for the quarter and $6.4 million for the fiscal year of cash in operating activities to significantly advance its technology and fund its growth strategy

Raised $8.6 million through a private placement of common stock

Expanded its pilot plant to increase capacity and demonstrate continuous operations

Announced strategic initiative with evian®

MONTREAL, May 14, 2018 (GLOBE NEWSWIRE) -- Loop™ Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop”), an innovative technology company leading the sustainable plastic revolution, today announced financial results for its fourth quarter and fiscal year ended February 28, 2018.

“We continue to make meaningful progress towards the expected commercialization of our revolutionary technology,” said Daniel Solomita, Loop’s Founder and CEO. “We announced our partnership with evian®, and we were honored to demonstrate with them our technology for media outlets at the World Economic Forum Annual Meeting in Davos, Switzerland.  We are expanding and upgrading our pilot plant to increase capacity and demonstrate continuous operations and are also in discussions to begin manufacturing of Loop branded PET plastic with potential manufacturing partners. We would like to thank our shareholders for their continued support and belief in Loop’s potential to disrupt the global polyester plastics market.”

Financial Highlights	Three months ended February 28,		Years ended February 28,
(in US dollars, except per share information)	2018	2017	2018	2017

Revenues	$-	$-	$-	$-

Research and development expenses	1,353,015	236,840	6,694,778	1,454,440
General and administration expenses	2,174,454	1,246,274	6,865,748	2,280,281
Depreciation and amortization	86,160	107,049	367,176	397,445
Foreign exchange loss (gain)	21,042	(15,285)	109,676	(18,165)
Total operating expenses	3,634,671	1,574,878	14,037,378	4,114,001

Net loss	$(3,634,671)	$(1,574,878)	$(14,037,378)	$(4,114,001)

Basic and diluted loss per share	$(0.11)	$(0.05)	$(0.43)	$(0.13)

Net cash used in operating activities	$(2,216,043)	$(754,559)	$(6,391,486)	$(2,833,490)

Fourth Quarter 2018 Financial Results

Loop reported a net loss of $3.6 million for the three-month period ended February 28, 2018 compared to a net loss of $1.6 million for the same period in the prior year. The increase in net loss of $2.0 million is primarily due to increased research and development expenses of $1.1 million as well as increased general and administrative expenses of $0.9 million.

Research and development expenses amounted to $1.3 million, compared to $0.2 million for the same period in the prior year. The increase was driven primarily by higher employee related expenses of $0.6 million, including $0.5 million of non-cash stock-based compensation expense, and $0.5 million of design, planning and engineering costs costs related to the expansion of the Company’s pilot plant.

Loop Industries, Inc.

General and administrative expenses increased $0.9 million to $2.1 million, compared to $1.2 million for the same period last year. The increase was primarily driven by higher employee related expenses of $0.9 million associated with the increased number of employees, including $0.7 million of non-cash stock-based compensation expense, offset by a non-recurring stock-based compensation expense of $0.8 million in the fourth quarter of 2017, as well as higher legal, consulting and accounting fees of $0.7 million related to the Company’s next phase of its commercialization.

Net cash used in operating activities amounted to $2.2 million for the three-month period as compared to $0.8 million for the same period last year. The increase is due primarily to higher operating expenses as mentioned above.

Fiscal Year Ended February 28, 2018 Financial Results

Loop reported a net loss of $14.0 million for the fiscal year ended February 28, 2018 compared to a net loss of $4.1 million for fiscal year 2017. The increase in net loss of $9.9 million is primarily the result of higher research and development costs of $5.3 million and increased general and administrative expenses of $4.6 million.

Research and development expenses amounted to $6.7 million compared to $1.5 million for the prior year. The increase was driven primarily by higher employee related expenses of $3.9 million, including $3.5 million of non-cash stock-based compensation, as well as $1.2 million of design, planning and engineering costs related to the expansion of the Company’s pilot plant.

General and administrative expenses totaled $6.9 million compared to $2.3 million for the same period in fiscal 2017. The $4.6 million increase was primarily attributable to higher employee related expenses of $2.9 million, including $2.1 million of non-cash stock-based compensation expense, partially offset by a non-recurring stock-based compensation expense of $0.8 million in the fourth quarter of 2017 as well as higher legal, consulting and accounting fees of $1.6 million related to the Company’s next phase of its commercialization.

Net cash used in operating activities amounted to $6.4 million compared to $2.8 million for the prior year. The increase is mainly due to higher operating expenses as mentioned above.

Strategic Initiative with evian®

In January 2018, the Company announced a strategic initiative with evian® to enable evian’s 100% “circular approach” to plastic usage by 2025. This initiative is in line with Loop’s mission to help global consumer brands achieve their stated goals for sustainability.

Cash Position and Liquidity

In January 2018, the Company issued 687,667 common shares and warrants to purchase up to 171,916 common shares with 31,250 warrants exercised for gross proceeds of $8.6 million.

The Company ended the year with $8.1 million of cash and continues to evaluate options to raise capital to finance its growth strategy and commercialization of its disruptive technology for sustainable plastic.

Purchase of the Company’s Corporate Offices and Demonstration Facility

In January, the Company purchased the land and building housing its pilot plant in Terrebonne, Québec, which is the site of its Innovation Hub and corporate office, for a total consideration of $2.2 million, partially funded with a $1.1 million debt facility. The pilot plant was expanded and upgraded to optimize Loop’s disruptive technology with continuous operations.

Loop Industries, Inc.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to disrupt the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. Loop™ branded polyester resin enables consumer goods companies to meet and exceed their stated sustainability goals and circular ambitions.

For more information, please visit www.loopindustries.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. These forward-looking statements are based on our current assumptions, expectations and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties and changes in circumstances that may cause the Company’s actual results, performance or achievements, as well as the Company’s expectations regarding materiality or significance and the restatement’s quantitative effects, to differ materially from those expressed or implied in any forward-looking statement. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: commercialization of our technology and products, our need for and ability to obtain additional financing, our ability to continue as a going concern, industry competition, regulatory and other legal compliance, adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, the volatility of the Company’s stock price and other risks described more fully in the Company’s filings with the SEC. In addition, please refer to the risk factors contained in the Company’s SEC filings, including without limitation, our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which are available on the SEC's website at http://sec.gov. Further information on potential risks that could affect actual results will be included in other filings we make with the SEC from time to time. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements.

Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

Contact

Frank Zitella

Chief Financial Officer and Treasurer

Tel.: (450) 951-8555

FZitella@LoopIndustries.com

Loop Industries, Inc.

Loop Industries, Inc.

Consolidated Statements of Operations

	Years Ended February 28,
	2018	2017

Revenue	$-	$-

Operating Expenses -
Research and development	6,694,778	1,454,440
General and administrative	6,865,748	2,280,281
Depreciation and amortization	367,176	397,445
Foreign exchange loss (gain)	109,676	(18,165)
Total operating expenses	14,037,378	4,114,001

Net loss	$(14,037,378)	$(4,114,001)

Loss per share
Basic and diluted	$(0.43)	$(0.13)
Weighted average common shares outstanding
Basic and diluted	32,642,741	31,102,004

Loop Industries, Inc.

Loop Industries, Inc.

Condensed Consolidated Balance Sheets

	As at February 28,
	2018	2017

Assets
Current assets
Cash	$8,149,713	$916,487
Other current assets	876,207	146,074
Total current assets	9,025,920	1,062,561
Property, plant and equipment, net	4,036,903	1,566,969
Intangible assets, net	332,740	308,000
Total assets	$13,395,563	$2,937,530

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$1,983,072	$161,536
Advance from majority stockholder	-	638,472
Current portion of long-term debt	54,649	-
Total current liabilities	2,037,721	800,008
Long-term debt	1,033,777	-
Total liabilities	3,071,498	800,008

Stockholders' Equity
Total stockholders' equity	10,324,065	2,137,522
Total liabilities and stockholders' equity	$13,395,563	$2,937,530

Loop Industries, Inc.

Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

	Years Ended February 28,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(14,037,378)	$(4,114,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	367,176	397,445
Shares issued for services and settlement	-	69,498
Warrants issued for services	6,281,319	135,673
Restricted stock units issued for services	265,994	-
Common stock issuable for services	-	800,000
Changes in working capital	731,403	(122,105)
Net cash used in operating activities	(6,391,486)	(2,833,490)

Cash Flows from Investing Activities
Additions to property, plant and equipment	(2,710,053)	(513,022)
Additions to intangible assets	(88,319)	-
Net cash used in investing activities	(2,798,372)	(513,022)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs	15,694,497	3,986,016
Repayment of advances from majority stockholder	(278,472)	-
Proceeds from issuance of long-term debt	1,092,980	-
Repayment of long-term debt	(4,554)	-
Net cash provided by financing activities	16,504,451	3,986,016

Effect of exchange rate changes	(81,367)	(145,603)
Net change in cash	7,233,226	493,901
Cash, beginning of period	916,487	422,586
Cash, end of period	$8,149,713	$916,487